Exhibit 10.4

THE EXCLUSIVE SERVICE AGREEMENT

AMONG

CHENGDU QILIAN TRADING CO., LTD

AND

GANSU QILIANSHAN PHARMECEUTICAL CO., LTD.

May 20, 2019

THE EXCLUSIVE SERVICE AGREEMENT

This EXCLUSIVE SERVICE AGREEMENT (this “AGREEMENT”) is entered into as of May 20, 2019 (“SIGNING DATE”) in Jiuquan City, the People’s Republic of China (“CHINA” or “PRC”) by and among the following Parties:

(1) CHENGDU QILIAN TRADING Co., Ltd. (“CHENGDU QILIASN TRADING”), a limited liability company legally established under the laws of PRC,

REGISTERED ADDRESS: 3rd Floor, Building F-19, Qingyang Industrial Headquarters Base, No. 189 Tengfei Avenue, Qingyang District, Chengdu City, Sichuan Province.

(2) GANSU QILIANSHAN PHARMACEUTICAL Co.,Ltd. (“GANSU QLS”), a limited liability company legally established under the laws of PRC,

REGISTERED ADDRESS: Jiuquan Economic and Technological Development Zone,Jiuquan City, Gansu Province, People’s Republic of China.

(In this Agreement, Chengdu Qilian Trading and Gansu QLS shall hereinafter be referred to as a “PARTY” individually, and collectively “PARTIES”.)

WHEREAS:

1. Chengdu Qilian Trading is a wholly foreign owned enterprise legally established and validly existing in China, mainly engaged in enterprise management service and intechnical advisory service;

2. Gansu QLS is a limited liability company legally established and validly existing in China, mainly engaged in the production and sale of API (oxytetracycline, tetracycline), extracts, extractum liquidum, tablets, hard capsules; operating the company's own products and various raw materials, intermediates, traditional Chinese medicine materials, chemical products ( Domestic and foreign trade of veterinary APIs and technologies; hazardous waste treatment and utilization.

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3. As agreed by the Parties, Gansu QLS expects that Chengdu Qilian Trading provides Gansu QLS with technical advisory services, as well as other services in relation to business operation of enterprise.

The Parties sign this agreement to confirm the provisions and conditions. Whereas, Chengdu Qilian Trading would provide Gansu QLS with consulting and other relevant services:

ARTICLE 1 - DEFINATION AND INTERPRETATION

1.1 Unless to be otherwise interpreted by the terms or in the context herein, the following terms in this Agreement shall be interpreted to have the following meanings:

“CHENGDU QILIAN TRADING” means Chengdu Qilian Trading Co., Ltd.

“GANSU QLS” means Gansu Qilianshan Pharmaceutical Co., Ltd.

“GANSU QLS BUSINESS” means all the business actions legally performed by Gansu QLS, currently or at any time during term of validity of this Agreement;

“SERVICE” means the services in relation and exclusively provided to Gansu QLS within the approved business scope of Chengdu Qilian Trading, as stipulated by Article 2.4 of this Agreement;

“SERVICE FEES” means the services in relation and exclusively provided to Gansu QLS within the approved business scope of Chengdu Qilian Trading, as stipulated by Article 2.4 of this Agreement;

“CHINA” means People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region);

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1.2 References in this Agreement to any laws and regulations (the “LAWS”) shall include reference :

(1)	at the same time to the amendments, changes, supplements and reformulations of such Laws, whether or not the effectiveness of the same is prior to or after the execution of this Agreement; and
(2)	at the same time to other decisions, notices and rules formulated or becoming effective according to such Laws.

1.3 Unless otherwise specified in the context of this Agreement, the Article, sub-article, section or paragraph mentioned herein shall refer to the corresponding content in this Agreement accordingly.

ARTICLE 2 - SERVICES

2.1 During the term of validity of this Agreement, Gansu QLS exclusively entrusts management and consulting services to Chengdu Qilian Trading, agrees to irrevocably entrust the right of management and operations of Gansu QLS to Chengdu Qilian Trading. Chengdu Qilian Trading shall provide the aforesaid services diligently, in accordance with the business requirements and specific requests at any time from Gansu QLS.

2.2 The purpose of the entrusted operation is that Chengdu Qilian Trading shall be in charge of the normal business operations of Gansu QLS, and provide full managements to Gansu QLS’s operations.

2.3 The contents of the entrusted operation shall include but not be limited to the following:

(1) Chengdu Qilian Trading shall be in charge of all aspects of Gansu QLS’s operations; nominate and replace the members of Gansu QLS’s board of directors, and engage Gansu QLS’s management staff and decide their compensation;

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(2) Chengdu Qilian Trading shall control and manage all the matters of Gansu QLS, including but not limited to internal financial management, day-to-day operation, external contract execution and performance, tax filing and payment, change of rights and personnel;

(3) Chengdu Qilian Trading shall manage and control all the funds of Gansu QLS, including but not limited to current working capital, recovered account receivables, and the payment of all account payables and operation expenses, employee salaries and asset purchases. The accounts of Gansu QLS shall be managed solely by Chengdu Qilian Trading;

(4) Chengdu Qilian Trading shall enjoy all the other responsibilities and rights enjoyed by Gansu QLS’s investors in accordance with the applicable law and the articles of association of Gansu QLS, including but not limited to the following:

a)	Deciding Gansu QLS’s operation principles and investment plan;
b)	Nominating the members of the board of directors;
c)	Discussing and approving the report of the executive officers;
d)	Discussing and approving the annual financial budget and settlement plan;
e)	Discussing and approving the profit distribution plan and the loss compensation plan;
f)	Resolving on the increase or decrease of the registered capital;
g)	Resolving on the issuance of the corporate bond;
h)	Resolving on the matters including merger, division, change of corporate form, dissolution and liquidation of the company;
i)	Amending the articles of association;
j)	Other responsibilities and rights provided by Gansu QLS’s articles of association.

(5) Chengdu Qilian Trading Shenyang enjoys all the other responsibilities and rights enjoyed by Gansu QLS’s board of directors and executive officers in accordance with the applicable law and the articles of association of Gansu QLS, including but not limited to the following:

a)	Executing the resolution of the investors;
b)	Deciding the company’s operation plan and investment scheme;
c)	Composing the annual financial budget and settlement plan;
d)	Formulating the profit distribution plan and the loss compensation plan;

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e)	Formulating the plans regarding to the increase or decrease of the registered capital and the issuance of the corporate bond;
f)	Formulating the plans regarding to the matters including merger, division, change of corporate form and dissolution of the company;
g)	Deciding on the establishment of the internal management structure of the company;
h)	Formulating the basic rules and regulations of the company;
i)	Representing the company to sign relative documents;
j)	Other responsibilities and rights provided by Gansu QLS’s articles of association.

2.4 As the Parties understand, the scope of services that Chengdu Qilian Trading provides shall subject to the approved business scope of Chengdu Qilian Trading; as Gansu QLS requires services out of the approved business scope of Chengdu Qilian Trading, Chengdu Qilian Trading would apply to enlarge its business scope to the maximum extent permitted by law, and provide the required services after being approved.

2.5 The said entrustment is irrevocable and shall not be withdrawn, unless the Agreement is terminated pursuant to written agreement of both parties.

ARTICLE 3 - SERVICE FEES

3.1 As consideration of the management and consulting services that Chengdu Qilian Trading provides, Gansu QLS shall pay service fees to Chengdu Qilian Trading. The amount of of service fees shall be the remaining amount of Gansu QLS’s profit before tax after deducting relevant costs and reasonable expenses.

3.2 The amount of Service Fees agreed above shall be shared among Gansu QLS following the proportion on a monthly basis according to their actual incomes from main business in the current month, and paid to Chengdu Qilian Trading.

3.3 All the bank charges due to the occurrence of payment shall be borne by Gansu QLS. All the amount of payment shall be transferred to the bank account designated by Chengdu Qilian Trading, by remittance or other means agreed by the Parties. The Parties agree that Chengdu Qilian Trading could also notify Gansu QLS to change such payment order at any time.

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3.4 Upon written agreement between Chengdu Qilian Trading and Gansu QLS, the fees agreed in Article 3.1 or their calculation percentage may be adjusted according to the circumstances in the actual performance, with particulars thereof to be stipulated in separate supplementary agreements to be entered into between the Parties as an appendix hereto.

3.5 Each party shall respectively pay the tax related to their execution and performance of this Agreement. As Chengdu Qilian Trading requires, in relation to all or part of the service fee incomes, Gansu QLS shall try its best to assist Chengdu Qilian Trading enjoying the tax exemption or reduction treatment hereunder.

ARTICLE 4 – EXCLUSIVITY

4.1 The service provided by Chengdu Qilian Trading in this Agreement shall be exclusive. During the term of validity of this Agreement, unless with consent of Chengdu Qilian Trading, Gansu QLS shall not sign any contract with any third party, or accept services same as or similar with those provided by Chengdu Qilian Trading, from any third party in any form. Without prior written consent of Chengdu Qilian Trading, Gansu QLS shall not accept management and consulting services from any third party.

ARTICLE 5 - UNDERTAKINGS AND GUARANTEES

5.1 For execution of this Agreement, the Parties hereby undertake and guarantee for each of its own that:

(1)	it is a company of limited liabilities duly registered and legally existing under the PRC laws with independent legal person status, and with full and independent status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

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(2)	it has full internal power and authority within its company to execute, deliver and perform this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly, and constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions;

(3)	it would not violate the binding or influential laws or contracts on it as executing and performing this Agreement;

(4)	for the purpose of performing and achieving the goal of this Agreement, it guarantees for its own to other parties that, it would execute all necessary and reasonable documents and take all necessary and reasonable actions, including but not limited to issuing necessary authorization documents;

(5)	it shall inform promptly the other Parties of any litigation it is involved in and other disadvantageous circumstances that may affect the performance hereof, and shall endeavor at its best efforts to prevent the deterioration of losses caused by such litigation or other disadvantageous circumstances.

5.2 Gansu QLS further guarantees to Chengdu Qilian Trading that:

(1)	it will pay service fees in full to Chengdu Qilian Trading promptly, in accordance with the provisions in this Agreement;

(2)	it will maintain the validity of all licenses and qualifications in relation to Gansu QLS’s business, and it will corporate actively with Chengdu Qilian Trading to provide services.

5.3 During the term of validity of this Agreement, Gansu QLS agrees to corporate with Chengdu Qilian Trading and the parent company of Chengdu Qilian Trading(directly or indirectly) to conduct audits on relevant party transactions and other kinds of audits, provide Chengdu Qilian Trading or its entrusted auditors with information and data in relation to Gansu QLS’s operation, business, clients, finance, staff, etc. Gansu QLS also agrees that the parent company of Chengdu Qilian Trading could disclose such information and data, in order to meet the supervision requirement at its securities’ listing spot.

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ARTICLE 6 - INTELLECTUAL PROPERTY

6.1 The rights of intellectual property concerning the work product created during the process of services provision by Chengdu Qilian Trading hereunder shall belong to Chengdu Qilian Trading.

6.2 If business is based on the intellectual property owned by Gansu QLS, Gansu QLS shall ensure there is no defect on the intellectual property. Gansu QLS shall be liable for all damages and losses of Chengdu Qilian Trading incurred by defects of intellectual property rights. Chengdu Qilian Trading is entitled to compensation from Gansu QLS concerning all of its losses.

6.3 Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

ARTICLE 7 – CONFIDENTIALITY

7.1 No matter if this Agreement is terminated or not, the Parties shall be obliged to keep in strict confidence the commercial secret, proprietary information and customer information in relation to other Parties and any other non-open information of other Parties which they may become aware of as the result of their performance hereof (collectively, “CONFIDENTIAL INFORMATION”).

7.2 Unless with prior consent of such other Parties in writing or required to disclose to parties other than Parties hereof according to relevant laws, regulations or listing rules, no Party shall disclose the Confidential Information or any part thereof to any parties other than Parties hereof; unless for the purpose of performance hereof, no Party shall use directly or indirectly the Confidential Information or any part thereof for any other purposes, or it shall bear the default liability and indemnify the losses.

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7.3 Upon termination of this Agreement, the Parties shall, upon demand by other Parties, provide the Confidential Information, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and suspend using such Confidential Information.

7.4 Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

ARTICLE 8 - AGREEMENT TERM

8.1 The Parties hereby confirm that, once this Agreement is formally executed by the Parties, this Agreement shall be retrospectively effective as far as the execution date.

8.2 Unless terminated earlier by the Parties in writing, this Agreement shall be valid for a term of ten (10) years, and renew automatically by ten (10) years after expiration, with no limit on times of renewal.

8.3 Notwithstanding the provisions in the preceding sentence, Chengdu Qilian Trading has the right to terminate this Agreement at any time on its sole discretion, provided that it has notified Party B in written form thirty (30) days in advance.

ARTICLE 9 – NOTICE

9.1 Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

9.2 The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

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ARTICLE 10 - DEFAULT LIABILITY

10.1 The Parties agree and confirm that, if any Party (the “DEFAULTING PARTY”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (a “DEFAULT”), then the non-defaulting Party whose interest is damaged thereby shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the non-defaulting Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then the non-defaulting Party shall have the right, at its own discretion, to:

(1)	terminate this Agreement and require the Defaulting Party to indemnify it fully for the damage; or

(2)	demand the enforcement of the Defaulting Party’s obligations hereunder and require the Defaulting Party to indemnify it fully for the damage.

10.2 Notwithstanding any other provisions herein, the validity of this Article 10 shall not be affected by the suspension or termination of this Agreement.

ARTICLE 11 - GOVERNING LAW AND DISPUTE RESOLUTION

11.1 The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

11.2 Any dispute arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on the Parties involved in such dispute.

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11.3 Unless otherwise awarded by the arbitration court, the losing party should bear all the arbitration or prepaid expenses(including but not limited to arbitration expense, arbitrator and lawyer’s fee, travelling expense, etc.).

ARTICLE 12 - FORCE MAJEURE

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, internet system encountering hacker’s invasion, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notaries office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Parties by the force majeure event.

ARTICLE 13 – TRANSFER

13.1 No Party shall assign any of its rights and/or obligations hereunder to any parties other than the Parties hereof without the prior written consent from the other Parties.

13.2 As for transfer with the consent, this Agreement shall be binding on the legal successors of the Parties.

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ARTICLE 14 - SEVERABILITY

Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

ARTICLE 15 - AMENDMENT AND SUPPLEMENT

Any amendment or supplement to this Agreement shall be made in writing and take effect as part of this Agreement when properly signed by the Parties, which shall have the same legal effect as this Agreement.

ARTICLE 16 - TEXT

This Agreement shall be prepared in the Chinese language in three (3) original copies, with each involved Party holding one (1) copy hereof. Each original copy has the same legal effect.

ARTICLE 17 - MISCELLANEOUS

17.1 The rights and obligations of each of Gansu QLS Subsidiaries hereunder are independent and severable from each other, and the performance by any of Gansu QLS Subsidiaries of its obligations hereunder shall not affect the performance by any other of Gansu QLS Subsidiaries of their obligations hereunder.

17.2 Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “PARTY’S RIGHTS”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

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17.3 The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

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